Exhibit 10.18

THIRD AMENDMENT TO LEASE

1.             PARTIES

1.1           THIS AGREEMENT made the 30th day of December, 2004 is between SYLVAN/ CAMPUS REALTY L.L.C. (“Lessor”) whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 and THE MEDICINES COMPANY (“Lessee”), whose address is 8 Campus Drive, Parsippany, New Jersey.

2.             STATEMENT OF FACTS

2.1           Lessor and Lessee entered into a Lease dated September 30, 2002, as amended by First Amendment to Lease dated June 30, 2003 and a Second Amendment to Lease dated December 31, 2003 (together, the “Lease”) covering approximately 32,666 gross rentable square feet, consisting of 20,229 gross rentable square feet on the second (2nd) floor and 12,437 gross rentable square feet on the first (1st) floor (collectively, the “Existing Premises”), in the building located at 8 Campus Drive, Parsippany, New Jersey (“Building”); and

2.2           Lessee desires to expand the office space subject to the Lease by leasing approximately 19,462 gross rentable square feet on the first (1st) floor of the Building (“Expansion Premises”), as shown on Exhibit A attached hereto and made a part hereof; and

2.3           The parties desire to amend certain terms of the Lease as set forth below.

3.             AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Lessor and Lessee agree as follows:

3.1           The above recitals are incorporated herein by reference.

3.2           All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.3           The Term applicable to the Expansion Premises shall commence on the Effective Date (as defined below) and shall terminate at 11:59 p.m. on January 31, 2013.

3.4           The effective date applicable to the Expansion Premises shall be the earlier of (i) the day Lessor substantially completes the improvements to be made to the Expansion Premises in accordance with Exhibit B attached hereto and made part hereof and obtains a (temporary or final) certificate of occupancy for the Expansion Premises (if required by local law) or (ii) the date Lessee or anyone claiming under or through Lessee shall occupy the Expansion Premises (the “Effective Date”).

3.5           Lessor shall perform the improvement work to the Expansion Premises in accordance with Exhibit B attached hereto and made part hereof.

3.6           From and after the Effective Date, the following shall be effective:

a.             Lessor shall lease to Lessee and Lessee shall hire from Lessor the Expansion Premises as shown on Exhibit A attached hereto and made part hereof.

b.                                      The Premises shall be defined as approximately 52,128 gross rentable square feet consisting of 31,899 gross rentable square feet on the first (1st) floor and 20,229 gross rentable square feet on the second (2nd) floor of the Building and Paragraph 7 of the Preamble to the Lease shall be deemed amended accordingly. Lessee, at its sole cost and expense, shall be responsible for cleaning and maintaining the existing bathrooms within the Expansion Premises.

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c.                                       In addition to the Fixed Basic Rent payable applicable to the Existing Premises, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises which shall accrue as follows and Paragraph 10 of the Preamble to the Lease shall be deemed supplemented accordingly:

(i)            commencing on the Effective Date,  Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises for such number of months equal to .0833 multiplied by the number of months of the Term applicable to the Expansion Premises in an amount equal to TWENTY-ONE THOUSAND EIGHT HUNDRED NINETY-FOUR AND 75/100 DOLLARS ($21,894.75)  per month; and

(ii)           commencing on the expiration of the period set forth in subparagraph (i) above through and including January 31, 2006, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of FIVE HUNDRED THIRTY-FIVE THOUSAND TWO HUNDRED FIVE AND 00/100 DOLLARS ($535,205.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FORTY-FOUR THOUSAND SIX HUNDRED AND 42/100 DOLLARS ($44,600.42); and

(iii)          commencing on February 1, 2006 through and including January 31, 2007, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of FIVE HUNDRED FORTY-FOUR THOUSAND NINE HUNDRED THIRTY-SIX AND 00/100 DOLLARS ($544,936.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FORTY-FIVE THOUSAND FOUR HUNDRED ELEVEN AND 33/100 DOLLARS ($45,411.33); and

(iv)          commencing on February 1, 2007 through and including January 31, 2008, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of FIVE HUNDRED FIFTY-FOUR THOUSAND SIX HUNDRED SIXTY-SEVEN AND 00/100 DOLLARS ($554,667.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FORTY-SIX THOUSAND TWO HUNDRED TWENTY-TWO AND 25/100 DOLLARS ($46,222.25); and

(v)           commencing on February 1, 2008 through and including January 31, 2009, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of FIVE HUNDRED SIXTY-FOUR THOUSAND THREE HUNDRED NINETY-EIGHT AND 00/100 DOLLARS ($564,398.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FORTY-SEVEN THOUSAND THIRTY-THREE AND 17/100 DOLLARS ($47,033.17); and

(vi)          commencing on February 1, 2009 through and including January 31, 2010, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of FIVE HUNDRED SEVENTY-FOUR THOUSAND ONE HUNDRED TWENTY-NINE AND 00/100 DOLLARS ($574,129.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FORTY-SEVEN THOUSAND EIGHT HUNDRED FORTY-FOUR AND 08/100 DOLLARS ($47,844.08); and

(vii)         commencing on February 1, 2010 through and including January 31, 2011, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of FIVE HUNDRED EIGHTY-THREE THOUSAND EIGHT HUNDRED SIXTY AND 00/100 DOLLARS ($583,860.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FORTY-EIGHT THOUSAND SIX HUNDRED FIFTY-FIVE AND 00/100 DOLLARS ($48,655.00); and

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(viii)        commencing on February 1, 2011 through and including January 31, 2012, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of FIVE HUNDRED NINETY-THREE THOUSAND FIVE HUNDRED NINETY-ONE AND 00/100 DOLLARS ($593,591.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FORTY-NINE THOUSAND FOUR HUNDRED SIXTY-FIVE AND 92/100 DOLLARS ($49,465.92); and

(ix)           commencing on February 1, 2012 through and including January 31, 2013, Lessee shall pay Lessor Fixed Basic Rent applicable to the Expansion Premises in the amount of SIX HUNDRED THREE THOUSAND THREE HUNDRED TWENTY-TWO AND 00/100 DOLLARS ($603,322.00) per annum, payable in advance on the first day of each and every calendar month in equal monthly installments of FIFTY THOUSAND TWO HUNDRED SEVENTY-SIX AND 83/100 DOLLARS ($50,276.83).

d.             Parking Spaces shall be increased by seventy-two (72) unassigned spaces and Paragraph 14 of the Preamble to the Lease shall be deemed amended accordingly.

e.             Lessee shall pay Lessor the cost of electricity consumed within the Expansion Premises in accordance with Article 22 Building Standard Office Electrical Service of the Lease.

f.              Lessee shall pay Lessor, as Additional Rent, Lessee’s Percentage applicable to the Expansion Premises of the increased cost to Lessor for each of the categories set forth in Article 23 Additional Rent.

g.             Lessee’s Percentage applicable to the Expansion Premises shall be 9.04%.

h.             Base Period Costs with respect to the Expansion Premises shall be as follows and Paragraph 2 of the Preamble to the Lease shall be deemed supplemented accordingly:

(A)          Base Operating Costs: Those costs incurred for the Building and Office Building Area during the Calendar Year 2005.

(B)           Base Real Estate Taxes: Those Real Estate Taxes incurred for the Building and Office Building Area during Calendar Year 2005.

(C)           Base Utility and Energy Costs: Those costs incurred for the Building and Office Building Area during Calendar Year 2005.

3.7                                 Article 54 of the Lease shall be applicable to the Expansion Premises.

3.8           This Agreement shall not extend or otherwise amend the Term or Fixed Basic Rent applicable to the Existing Premises as defined herein.

3.9           No later than thirty (30) days after the determination of the Effective Date, the parties shall agree to memorialize the Effective Date in writing.

3.10         This Agreement is contingent upon satisfaction of the following condition: the current tenant leasing the Expansion Premises shall have surrendered and vacated the Expansion Premises on or before February 15, 2005. If such condition is not satisfied, then this Agreement shall, automatically and without further notice or action by either of the parties, be null and void and of no force and effect and the Lease shall otherwise continue in full force and effect.

3.11         Lessee represents and warrants to Lessor that no broker brought about this transaction, except The Trammel Crow Company, and Lessee agrees to indemnify and hold Lessor harmless from any and all claims of any broker arising out of or in connection with negotiations of, or entering into of, this Agreement.

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3.12         Lessee hereby represents to Lessor that (i) there exists no default under the Lease either by Lessor or Lessee; (ii) Lessee is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to Lessee’s obligation under the Lease.

3.13         Except as expressly amended herein, the Lease, as amended, shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all of the terms and conditions thereof.

3.14         This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.15         Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR:		LESSEE:

SYLVAN/ CAMPUS REALTY L.L.C.		THE MEDICINES COMPANY

By:	Mack-Cali Realty L.P., member

By:	Mack-Cali Realty Corporation, its general
partner

By:	/s/ Michael K. Nevins	By:	/s/ Steven H. Koehler
	Michael K. Nevins		Steven H. Koehler
	Vice President - Leasing		Chief Financial Officer

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EXHIBIT A

[Schematic diagram of original premises and expansion premises]

EXHIBIT B

NOTES

RE:          Workletter Agreement for 19,462 gross rentable square feet of office space on the first (1st) floor at 8 Campus Drive, Parsippany, New Jersey.

December, 2004

LESSEE:

THE MEDICINES COMPANY

You (“Lessee”) and we (“Lessor”) are executing simultaneously with this Workletter Agreement a written lease amendment (“Amendment”), covering the space referred to above, as more particularly described in the Third Amendment to Lease (“Expansion Premises”).

To induce Lessee to enter into the Lease (which is hereby incorporated by reference) and in consideration of the covenants hereinafter contained, Lessor and Lessee mutually agree as follows:

1.             Lessor shall have its architect prepare the following architectural and mechanical drawings and specifications based upon the sketch layout supplied to Lessor by Lessee, attached hereto and made a part hereof, upon full execution of this Lease.

a.             Architectural drawings and specifications for Lessee’s partition layout, reflected ceiling, placement of electrical outlets and other installations for the work to be done by Lessor.

b.             Mechanical plans and specifications where necessary for installation of air conditioning systems, ductwork and heating.

All such plans and specifications are expressly subject to Lessor’s written approval, which Lessor covenants it will not unreasonably withhold.

2.             Lessor agrees to cause the partition plan, electrical plan and the reflected ceiling plan to be delivered to Lessee on or before the fifteenth (15th) day after Lessee’s approved sketch layout, which shall be received by Landlord within fifteen (15) days after Lessee signs this Lease Amendment.  Lessee agrees to approve said plans by initialing and returning same to Lessor within five (5) days of receipt of each plan.  Upon approval of the plans initialed by Lessee, Lessor shall file said plans with the appropriate governmental agencies.

3.             Lessor agrees to do the work in the Expansion Premises as shown on the plans referenced above which shall hereinafter be referred to as “The Work”.  The Work shall include Lessor’s general conditions and overhead amounts. “Building Standard” shall mean the type and grade of material, equipment and/or device designated by Lessor as standard for the Building.  All items are Building Standard unless otherwise noted.  The provisions of Article 6 of the Lease shall apply to any alterations made to the Expansion Premises after the initial work to be performed herein.

4.             Lessor will estimate the cost of The Work based upon the plans and specifications submitted to Lessor by Lessee.  Against such estimated cost, Lessor shall credit an allowance of $486,550.00 and the remaining balance, if any, shall be deemed Additional Rent and paid by Lessee as follows: (i) fifty percent (50%) upon Lessee’s execution and delivery of this Amendment and (ii) fifty percent (50%) upon Lessor’s substantial completion of The Work and prior to Lessee’s occupancy of the Expansion Premises. If the cost of The Work is less than $486,550.00, the amount by which the cost of The Work is less than $486,550.00 shall be credited in payment of the Fixed Basic Rent applicable to the Expansion Premises in the order in which such Fixed Basic Rent shall become due.  All subcontracts which exceed $10,000.00 in cost will be competitively bid by at least three (3) subcontractors. Lessee’s construction representative identified in Paragraph 19 of this Exhibit B shall be given notice of and the opportunity to participate in progress meetings with respect to The Work.

5.             All low partitioning, workstation modules, bank screen partitions and prefabricated partition systems shall be furnished and installed by Lessee.

6.             The installation or wiring of telephone and computer (data) outlets is not part of The Work. Lessee shall bear the responsibility to provide its own telephone and data systems at Lessee’s sole cost and expense.  Upon expiration or sooner termination of the Lease, Lessee shall remove all telephone and data equipment and wiring from the Expansion Premises and the Building risers upon vacation of same.

7.             Changes in The Work, if necessary or requested by the Lessee, shall be accomplished after submission of Lessee’s final approved sketch layout, and without invalidating any part of the Lease or Workletter Agreement, by written agreement between Lessor and Lessee hereinafter referred to as a Change Order. Each Change Order shall be prepared by Lessor and signed by both Lessee and Lessor stating their agreement upon all of the following:

a.             The scope of the change in The Work; and

b.             The cost of the change; and

c.             Manner in which the cost will be paid or credited; and

d.             The estimated extent of any adjustment to the Effective Date (if any) as a result of the change in The Work.

Each and every Change Order shall be signed by Lessor’s and Lessee’s respective construction representatives.  In no event shall any Change Order(s) be permitted without such authorizations.  A 10% supervision plus 10% overhead charge will be added to the cost of any Change Order and to the cost of any other work to be performed by Lessor in the Expansion Premises after Lessor’s completion of The Work. If Lessee shall fail to approve any such Change Order within one (1) week, the same shall be deemed disapproved in all respects by Lessee and Lessor shall not be authorized to proceed thereon.  Any increase in the cost of The Work or the change in The Work stated in a Change Order which results from Lessee’s failure to timely approve and return said Change Order shall be paid by the Lessee.  Lessee agrees to pay to Lessor the cost of any Change Order promptly upon receipt of an invoice for same.  Similarly, any cost savings resulting from such Change Order(s) shall be credited to the Lessee.

8.             If Lessee elects to use the architect suggested by Lessor, this architect becomes the Lessee’s agent solely with respect to the plans, specifications and The Work.  If any change is made after completion of schematic drawings and prior to completion of final construction documents which result in a Change Order and additional costs, such costs shall be the responsibility of the Lessee.

9.             Prior to Lessee’s occupancy of the Expansion Premises, Lessee shall identify and list any portion of The Work which does not conform to this Workletter Agreement (“Closing Punch List”).  In addition, thirty (30) days after Lessee’s first taking possession of the Expansion Premise, Lessee shall identify and list any portion of The Work which does not conform to this Workletter Agreement that could not reasonably be determined prior to Lessee’s occupancy of the Expansion Premises (“30 Day Punch List”). The Lessor shall review with the Lessee all of the items so listed on the Closing Punch List and/or the 30 Day Punch List and correct or complete any portion of The Work which fails to conform to the requirements of this Workletter Agreement.

10.           The terms contained in the Amendment (which include all exhibits attached thereto) constitute Lessor’s agreement with Lessee with respect to the work to be performed by Lessor on Lessee’s behalf.  If the architectural drawings are in conflict with the terms of the Amendment, then the Lease shall be deemed the controlling document.

11.           All materials and installations constructed for the Lessee within the Expansion Premises shall become the property of the Lessor upon installation.  No refund, credit or removal of said items is to be permitted at the termination of the Lease.  Items installed that are not integrated in any such way with other common building materials do not fall under this provision (e.g. shelving, furniture, etc.).

12.           It is agreed that notwithstanding the date provided in the Lease for the Effective Date, the term applicable to the Expansion Premises shall not commence until Lessor has “substantially completed” all work to be performed by Lessor as hereinbefore set forth in Paragraph 3 above and as set forth in the Amendment; provided, however, that if Lessor shall be delayed in substantially completing said work as a result of:

a.             Lessee’s failure to approve the plans and specifications in accordance with Paragraph 2 hereof; or

b.             Lessee’s failure to furnish interior finish specifications, i.e., paint colors, carpet selection, etc., to Lessor by the fifth (5th) working day after Lessor has approved the plans and specifications submitted by Lessee referred to in Paragraph 2 hereof; or

c.             Lessee’s request for materials, finishes or installations other than Lessor’s Building Standard; or

d.             Lessee’s changes in The Work; or

e.             The performance of a person, firm, partnership or corporation employed by Lessee and the completion of the said work by said person, firm, partnership or corporation;

then the Effective Date of the term of said Lease shall be accelerated by the number of days of such delay and Lessee’s obligation to pay Fixed Basic Rent and Additional Rent shall commence as of such earlier date. As to matters described in clauses (a) – (e) above, Lessor shall advise Lessee of any delay that Lessor knows is reasonably likely to occur as a result of the matter described, within a reasonable time after Lessor becomes aware of such likelihood. If Lessee causes any delay in the Effective Date by reason of any act and/or omission of Lessor or its agents, then such delay by Lessee shall not result in an acceleration of the Effective Date as set forth above.

13.           Lessor shall permit Lessee and its agents to enter the Expansion Premises prior to the Commencement Date in order that Lessee may perform through its own non-union contractors (or union contractor if required by Lessor) such other work and decorations as Lessee may desire at the same time Lessor’s contractors are working in the Expansion Premises.  The foregoing license to enter prior to the Commencement Date, however, is conditioned upon:

a.             Lessee’s workmen and mechanics working in harmony and not interfering with the labor employed by Lessor, Lessor’s mechanics or contractors or by any other Lessee or its mechanics or contractors; and

b.             Lessee providing Lessor with evidence of Lessee’s contractors and subcontractors carrying such worker’s compensation, general liability, personal and property insurance as required by law and in amounts no less than the amounts set forth in Article 30 of the Lease.  If at any time such entry shall cause disharmony or interference therewith, this license may be withdrawn by Lessor upon forty-eight (48) hours written notice to Lessee.  Such entry shall be deemed controlled by all of the terms, covenants, provisions and conditions of said Lease, except as to the covenant to pay Fixed Basic Rent and Additional Rent.  Lessor shall not be liable in any way for any injury, loss or damage which may occur to any of Lessee’s decorations or installations so made prior to the Effective Date, the same being solely at Lessee’s risk.

14.           No part of the Expansion Premises shall be deemed unavailable for occupancy by the Lessee, or shall any work which the Lessor is obligated to perform in such part of the Expansion Premises be deemed incomplete for the purpose of any adjustment of Fixed Basic Rent payable hereunder, solely due to the non-completion of details of construction, decoration or mechanical adjustments which are minor in character and the non-completion of which does not materially interfere with the Lessee’s use of such part of the Expansion Premises.

15.           Lessee is responsible for all costs related to the repairs and maintenance of any additional or supplemental HVAC systems, appliances and equipment installed to meet Lessee’s specific requirements.  Lessee shall purchase a service contract for this equipment so that the equipment is covered by such service contract each year of the term of the Lease and shall forward a copy of such contract to Lessor.

16.           If construction is to occur in a space occupied by Lessee’s employees, Lessee shall be liable for all costs associated with a delay if Lessee shall fail to comply with a submitted construction schedule to relocate personnel, furniture, or equipment.  These costs shall include, but not be limited to the following:

a.             cost of construction workers time wasted; and

b.             cost of any overtime work necessary to meet schedule deadlines; and

c.             any other costs associated with delays in final completion.

17.           This workletter is based on the quantities and specifications listed herein.  Any change to these specifications shall require the recalculation of the construction costs.  Such recalculation shall not negate any other section of this Lease.

18.           All sums payable by Lessee to Lessor in connection with this Exhibit B and any other work to be performed by Lessor within the Expansion Premises and billable to Lessee shall be deemed Additional Rent.

19.           With respect to the construction work being conducted in or about the Expansion Premises, each party agrees to be bound by the approval and actions of their respective construction representatives.  Unless changed by written notification, the parties hereby designate the following individuals as their respective construction representatives:

FOR LESSOR:	FOR LESSEE:

David Mitchell
c/o Mack-Cali Realty Corporation	8 Campus Drive
Parsippany, NJ 07054
973 647 6069